Exhibit 16

April 14, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Commissioners:

We have read the statements by The Fortress Group, Inc. (copy attached), which we understand will be filed with the commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K dated April 14, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



PricewaterhouseCoopers LLP